Registration Statement No. 333-264388
Filed Pursuant to Rule 433
Dated November 7, 2024

TravelLeveraged & Inverse Leveraged Exchange Traded NotesbySHARESTickerExchange Traded NoteFLYUMicroSectors? Travel 3X Leveraged ETNsFLYDMicroSectors? Travel -3X Inverse Leveraged ETNOverviewThe MicroSectors? Travel Exchange Traded Notes (ETNs) are linked to the performance of the MerQube MicroSectors? U.S. Travel Index. Each ETN offers investors a return based on changes in the level of the MerQube MicroSectors? U.S. Travel Index, compounded daily, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. This fact sheet relates to two separate ETN offerings.Each ETN seeks a return on the underlying index for a single day. The ETNs are not "buy and hold" investments and should not be expected to provide its respective return of the underlying index's cumulative return for periods greater than a day.The MerQube MicroSectors? U.S. Travel IndexThe MerQube MicroSectors? U.S. Travel Index tracks the performance of large and liquid U.S. domiciled companies operating in industries related to travel and tourism. The Index is weighted based on liquidity, subject to capping rules to ensure diversification. More information about the Index can be found at https://merqube.com/index/MQUSTRAV.ETN DetailsFLYDFLYUIntraday Indicative ValueFLYDIVFLYUIVCUSIP06368J30906368J200ISINUS06368J3095US06368J2006Daily Investor Fee¹0.95% per annum, accrued on a daily basis0.95% per annum, accrued on a daily basisDaily Financing/Interest Rate2US Federal Funds Effective Rateminus the Spread of 2% per annum,accrued on a daily basis*Federal Reserve Bank Prime LoanRate plus the Financing Spreadof 2.75% per annum, accruedon a daily basis**Leverage Factor-3X+3XLeverage Reset FrequencyDailyDailyExchangeNYSE ArcaNYSE ArcaIssuerBank of MontrealBank of MontrealInitial Trade Date6/21/20226/21/2022Maturity Date5/29/20425/29/2042Index ConstituentsTop 10 Index Constituents by WeightTickerNameWeightUBERUber Technologies Inc14.46%DISWalt Disney Co/The12.58%BKNGBooking Holdings Inc9.63%ABNBAirbnb Inc7.94%CCLCarnival Corp5.06%AALAmerican Airlines Group Inc4.70%DALDelta Air Lines Inc4.29%UALUnited Airlines Holdings Inc3.95%MARMarriott International Inc/MD3.74%RCLRoyal Caribbean Cruises Ltd3.63%As of 9/23/2024. Index weightings and constituents are subject to change.1 The Daily Investor Fee is a per annum number that accrues on a daily basis. 2 The Daily Financing & Interest Rates are per annum numbers that accrue on a daily basis. The Daily Financing Rate applies to FLYU, and the Daily Interest Rate applies to FLYD.* The Spread will initially be 2%, but may be increased to up to 4% at our option. ** The Financing Spread will initially be 2.75%, but may be increased to up to 5% at our option.Q3 2024 Daily Returns (7/1/2024 to 9/30/2024)The following graph illustrates, for the indicated period, the daily changes in the closing level of the index, and the daily changes in the closing indicative note value of each ETN. Past performance is no indication of future results as to the index, or any ETN.-20%-15%-10%-5%0%5%10%15%20%MicroSectors? Travel -3X Inverse Leveraged ETNMicroSectors? Travel 3X Leveraged ETNsMerQube MicroSectors? U.S. Travel IndexSeptember 2024August 2024July 2024The ETNs are not insured by the FDIC, and may lose value. Continued on next pageSource: Bloomberg L.P.

TravelLeveraged & Inverse Leveraged Exchange Traded NotesbySHARESCall Us (305) 742-0153Email Us info@rexshares.comVisit Us www.microsectors.comBank of Montreal, the issuer of the ETNs ("Bank of Montreal" or the "Issuer"), has filed a registration statement (including a pricing supplement, a product supplement, a prospectus supplement and prospectus with the Securities and Exchange Commission (the "SEC") for each of the offerings to which this document relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, product supplements, prospectus supplement and prospectus if so requested by calling toll-free at 1-877-369-5412.The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal's credit risk.Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.The leveraged and leveraged inverse ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (as described in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described in the applicable pricing supplement. Leverage increases the sensitivity of your ETNs to changes in the level of the Index.The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to these ETNs. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index level used to calculate any payment on the ETNs may be different from the Index level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors.The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future.The Index has limited actual historical information. The Index Sponsor (as defined in the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the U.S. travel industry. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain events.Use of Hypothetical Back-Tested Data ? The historical data of the Index shown herein is from November 1, 2021. Any Index data shown prior to that date is hypothetical and a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs.Please see the "Risk Factors" section in the applicable pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs. MicroSectors? and REX? are registered trademarks of REX Shares, LLC ("REX"). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored or sold by REX or any of its affiliates or third-party licensors (collectively, "REX Index Parties"). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties' only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.MerQube does not sponsor, endorse, sell, promote or manage any securities that are offered by third parties and that seek to provide an investment return based on the performance of the Index. MerQube makes no assurance that the notes or any other investment products based on the Index will accurately track index performance or provide positive investment returns. MerQube is not an investment advisor, and MerQube makes no representation regarding the advisability of investing in any such securities.MerQube and its third-party data providers and licensors (collectively the "MerQube Parties") do not-guarantee the accuracy, completeness, timeliness or availability of the any data relating to the Index (the "Content"). The MerQube Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON AN "AS IS" BASIS, AND THE MERQUBE PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, OR THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED. In no event shall the MerQube Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs) in connection with any use of the Content, even if advised of the possibility of such damages.The ETNs are not insured by the FDIC, and may lose value.